FOR IMMEDIATE RELEASE

CORE LAB REPORTS SECOND-QUARTER 2015 RESULTS

•	REVENUE OF $204 MILLION DECREASED 5% SEQUENTIALLY

•	EPS OF $0.82, EX-ITEM, DECLINED 5% SEQUENTIALLY

•	H1 2015 FREE CASH FLOW REPRESENTS 173% OF EARNINGS

•	360,000 SHARES REPURCHASED IN Q2 2015 APPROXIMATES 1% OF SHARE COUNT

•	COMPANY CLOSES ON PURCHASE OF SANCHEZ TECHNOLOGIES EXTENDING LEADERSHIP IN HPHT RESERVOIR FLUID ANALYSIS

•	COMPANY RAISES GUIDANCE ABOVE STREET EPS CONSENSUS FOR Q3 & Q4 2015

AMSTERDAM (22 July 2015) - Core Laboratories N.V. (NYSE: "CLB US")(Euronext Amsterdam: "CLB NA") ("Core" or the "Company") reported second quarter 2015 earnings per diluted share (“EPS”) of $0.82, excluding foreign exchange translations not included in earlier guidance (“ex-item”), which are referenced in the non-GAAP reconciliation included in this release. Revenue for the second quarter was $204,000,000, down 4.6% sequentially from first quarter 2015 levels, however, operating margins were up sequentially by 30 basis points to 24% creating strong incremental margins. The Company’s prior guidance called for operating margins to bottom in the first quarter and revenue to bottom in the second quarter; and Core’s results this quarter confirmed that view. Second quarter 2015 net income, ex-item, totaled $35,400,000. Additionally, year-over-year second quarter revenue was negatively affected by approximately $8,000,000, or 4%, in foreign currency exchange rate changes versus the U.S. dollar.

Despite much more challenging market conditions, overall operating margins increased in the second quarter compared with the first quarter, as opposed to decreasing as they did from the first quarter to the second quarter during the prior downturn in 2009. The Company’s ability to generate higher margins in this second quarter versus the prior quarter was the result of proactively managing costs and resources, carefully navigating the commercial landscape, and further accelerating the Company's technology developments and leadership. The success of these efforts can be seen in the operating margins of 23.8% in North America and 24.9% internationally, along with $114,000,000 in free cash flow generated in the first half, representing 173% of earnings.

Free cash flow ("FCF"), defined as cash from operations less capital expenditures, for the second quarter of 2015 reached $41,300,000, once again exceeding net income for the quarter. Core used the cash and borrowings under its revolving credit facility to pay approximately $23,600,000 in quarterly dividends, to repurchase approximately 360,000 shares of Core’s common stock for $42,900,000, and to fund the all-cash acquisition of Sanchez Technologies. During the quarter, Core returned over $66,000,000 to its shareholders, equaling almost $1.56 per common share, while reducing the Company’s outstanding share count to a new 17-year low.

As reported in previous quarters, the Board of Supervisory Directors ("Board") of Core Laboratories N.V. has established an internal performance metric of achieving a return on invested capital ("ROIC") in the top decile of the service companies listed as Core's peers by Bloomberg Financial ("Comp Group"). Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC is the highest in its oilfield services Comp Group. Moreover, the Company has the highest ROIC to Weighted Average Cost of Capital ("WACC") ratio in its Comp Group.

The Company's second quarter 2015 results benefited from the continued structural expansion of its Reservoir Description reservoir fluids phase-behavior business by growing the worldwide market and providing pressure and temperature measurement envelopes not available from any other oilfield service company. Core's technological superiority was further enhanced by the acquisition of Sanchez Technologies, the industry’s technological leader in mercury-free phase-behavior testing instrumentation. Core’s Production Enhancement operations were active in the lower Tertiary trend of the deepwater U.S. Gulf of Mexico (“GOM”). Deepwater operators are committed to delivering the value that has been created from prior deepwater discoveries while reducing the number of deepwater exploration prospects they will drill in the near future. In addition, Core's market penetration rates for recently introduced technologies, for both onshore and offshore applications, continued to increase. Reservoir Management operations successfully introduced several new joint-industry projects, including the largest being for offshore Mozambique, while steadily expanding in the Utica and Eagle Ford shales in the United States.

As previously discussed, the Company believes that operating margins bottomed in the first quarter of 2015 and that revenues likely bottomed during the second quarter of 2015. The Company continues to anticipate a “V-shaped” worldwide activity recovery as global demand for hydrocarbon-based energy continues to improve and as worldwide crude-oil supply has plateaued and will likely fall in the second half of 2015. The Company believes U.S. production will continue to fall from its peak rate in April 2015 and could fall by over 500,000 barrels of oil per day from that peak rate by year-end 2015. Internationally, second half 2015 crude oil production rates are also likely to decline in Europe, Russia, China, South America, and Africa.

At current North American activity levels, Core predicts 2016 production levels to be lower year over year, creating a tight crude oil supply market and leading to increased crude prices and industry activity levels worldwide.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management. All operating results exclude items referenced in the non-GAAP reconciliation.

Reservoir Description

Reservoir Description operations, which focus primarily on international markets and an increasing amount of reservoir fluid phase-behavior projects, reported second quarter 2015 revenue of $119,000,000, down only 2% from first quarter 2015 levels. Second quarter 2015 operating income was $31,534,000, ex-item, yielding operating margins of 27%. Similar strength in operating margins for Reservoir Description occurred in 2009, indicating the mission-critical nature and value of the cutting-edge technologies delivered to operating companies by Core’s Reservoir Description operations.

The emerging importance of reservoir fluids phase-behavior data sets to optimizing multi-billion barrel and multi-billion dollar deepwater developments led to Core’s all-cash acquisition of Sanchez Technologies during the second quarter of 2015.

Sanchez Technologies, based in Viarmes, France, designs and manufactures cutting-edge, reservoir-conditions pressure-volume-temperature (“PVT”) equipment and instrumentation. These systems are used to determine petroleum reservoir fluids phase-behavior relationships of crude oils, natural gas, and interstitial waters. Sanchez is the world’s recognized leader in manufacturing automated high-pressure, high-temperature (“HPHT”), mercury-free PVT instrumentation, and it has supplied systems to international and national oil company research and technology centers, as well as the petroleum engineering departments of many of the world’s leading universities. Core Lab has fully adopted the Sanchez series of HPHT PVT systems in automating its worldwide reservoir fluids laboratories.

PVT properties measured include saturation pressures, compositional characterizations, formation volume factors, viscosities, and gas-to-oil ratios. These data sets are used to optimize production streams and enhance oil recovery techniques, especially in unconventional reservoirs, where they maximize the economic return on investment for the Company’s clients. Reservoir fluids phase-behavior data sets are absolutely essential for all complex reservoirs currently under production, given the high levels of investment and the need to maximize the Company's clients' return on invested capital regardless of the commodity price. This is especially the case in the deepwater Gulf of Mexico.

Visual fluid measurements assure the most accurate phase identification possible. Core is the only oilfield service company that can accurately generate PVT data sets from fully visual measurements of reservoir fluids at pressures to 29,000 pounds per square inch (“PSI”), or 2,000 bar, -- pressures that are being encountered in most deepwater reservoirs around the world at formation depths greater than 20,000 feet, as is the case in the GOM. The Company and its Sanchez unit will continue to develop ultra-high pressure PVT and enhanced oil recovery (“EOR”) instrumentation to meet the growing demand for the advanced data sets available only from Core because of its unique position of technological leadership in this expanding market. By providing reservoir fluids data sets from automated high-pressure, mercury-free PVT testing systems, Core is demonstrating its commitment to worldwide environmental leadership.

Production Enhancement

Production Enhancement operations, largely focused on North American unconventional reservoirs and complex deepwater completions and stimulations, reported second quarter 2015 revenue of $70,600,000 and operating income, ex-item, of $14,800,000. Second quarter 2015 operating margins, ex-item, reached 21%, up over 300 basis points from first quarter 2015 levels.

During the quarter, Production Enhancement operations were active providing a series of technologies to ensure effective and efficient completions of GOM deepwater wells located in the complex lower Tertiary trend. Wells worked by Core in the technologically challenging lower Tertiary trend were greater than 25,000 feet in depth with completion pressures exceeding 25,000 PSI. A major operator planned and successfully executed a single trip completion utilizing Core’s latest technology to record data during the seven-day completion event which completed five distinct reservoir zones. The suite of diagnostic services included ZeroWash® proppant tracing, SpectraScan® frac fluid cleanup profiling, and FlowProfilerTM hydrocarbon production profiling. The five-zone frac packing was accomplished using over 13,000 perforations across 1,350 feet of Wilcox formation reservoir rock. To save expensive rig time, the logging operation was performed with Core Lab’s patented washpipe-conveyed logging system. Results were provided shortly after the completion, thus enabling the operator to confidently put the well on a controlled production and pressure drawdown. The PackScan® logging service verified that all zone completions were successful, thus avoiding expensive remediation. When flowback was initiated, produced water and oil samples were collected at the surface for determining the frac fluid cleanup and hydrocarbon production profiling. Sample collection and analysis will continue for several months. Core’s combination of diagnostic services is the only way to determine whether the completion of each zone is successful. Long-term monitoring also enables the operator to better model the reservoir and identify problems or variation in the different reservoir intervals. This information is crucial to optimizing future completion strategies and procedures.

To adapt to the decreased drilling activity, Core's Production Enhancement ballistics engineers shifted their focus to the multibillion-dollar plug-and-abandonment market, specifically in the UK North Sea sector. A new charge line was launched, the PACTM Plug-and-Abandonment Circulation system, and significant sales were achieved in the second quarter. The PACTM perforating technology combines limited-entry penetration with the optimal hole sizes needed for customer compliance with regulated decommissioning procedures for non-producing wells. In the second quarter, the PACTM perforating system was used to successfully abandon North Sea wells by perforating 9-5/8” inner casing without penetrating the 13-3/8” outer casing, thereby allowing access to the annular spacing for creating the required cement plugs specified by the regulatory authorities. Compared with conventional section milling, PACTM perforating methodology enables significant savings of expensive rig time.

Production Enhancement operations continued to verify value-added applications of Core’s newest products. In the second quarter, an operator completed a multi-stage horizontal section using the Company’s latest perforating system technology, which orients perforations toward the maximum formation stress thereby reducing the hydraulic fracturing pressure needed to breakdown the productive formation, resulting in lower completion costs and increased production. In the same wellbore, the operator completed other zones using conventional perforating and sliding-sleeve methods and confirmed that Core's new orienting technology significantly lowered the breakdown and fracture pressures by comparison.

Reservoir Management

Reservoir Management operations posted second quarter 2015 revenues of $14,400,000 and operating income of $3,400,000, ex-item, yielding operating margins of 24%. A multi-phased international project offshore and onshore East Africa and two continuing projects in the U.S. were active in the quarter. Reservoir Management also reported renewed interest in its deepwater GOM joint industry project.

Mozambique was the fourth phase of a series of projects to evaluate the reservoirs and seals in different basins in East Africa. Phase 1 was Tanzania (2009), Phase 2 was Kenya (2011), Phase 3 was Uganda (2014), and now Phase 4 is Mozambique. The project evaluated 48 wells. The deliverables were a cyclostratigraphic and sedimentological model based on petrology and SEM analysis from core, describing the reservoirs and intervening seal rocks. Geochemical analysis of organic content and maturity of source rocks was also conducted. A paleogeographic model was created to define the distribution of depositional systems in relation to tectonic elements to help predict the variations in reservoir and seal quality. The study was completed in April of 2015. Participants included, among others, Conoco, ExxonMobil, Inpex, Total, Cepsa, Chevron and ENI.

The Utica study examines the Ordovician-aged reservoir that occurs in the Appalachian basin of Pennsylvania coincident with the Marcellus. The study includes the analysis of 36 cores, 26 of which are key cores and ten reconnaissance wells. Operators have been drilling in Tioga County and the play was extended 100 miles north of the main exploratory trend when one operator announced IP rates of 26.5 MMcfd in Tioga County. Although the Utica is mainly a dry-gas play, the high rates and extensive play fairway have interested a number of operators.

The Eagle Ford study now has 64 key wells and 28 reconnaissance wells for a total of 15,896 feet of analyzed core. The distribution of these wells effectively covers the entire active play region, and the value of the study is increased by its extensive data base. Several new companies, that may be considering entering into the play through mergers or acquisitions, have been added to the study.

Free Cash Flow, Share Repurchases, Dividends, Acquisition, Capital Returned To Shareholders

During the second quarter of 2015, Core generated $46,700,000 of cash from operating activities and had capital expenditures of $5,400,000, yielding $41,300,000 in FCF. For the first six months of 2015, Core generated $114,000,000 in FCF, representing 173% of net income, which demonstrates a continued focus on managing its working capital and items it can control in the marketplace.

Core's FCF in the second quarter of 2015, along with borrowings under the Company’s revolving credit facility, were used to pay approximately $23,600,000 in cash dividends and to repurchase almost 360,000 shares for approximately $42,900,000. Core's outstanding diluted share count of 42,807,000 shares stands at its lowest level in 17 years. In all, Core has reduced its diluted share count by approximately 49%, or 40,982,000 shares, and has returned over $2.1 billion to its shareholders -- over $50 per diluted share -- through diluted share count reductions, special dividends, and quarterly dividends since implementing its Shareholder Capital Return Program over 12 years ago. Core also paid for the all-cash acquisition of Sanchez Technologies in the second quarter of 2015.

On 13 April 2015, the Company’s Board announced a quarterly cash dividend of $0.55 per share of common stock which was paid on 22 May 2015 to shareholders of record on 24 April 2015. This amount, if paid each quarter of 2015, would equal a payout of $2.20 per share of common stock. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 7 July 2015, the Board announced a quarterly cash dividend of $0.55 per share of common stock, payable in the third quarter of 2015. The third quarter cash dividend will be payable 17 August 2015 to shareholders of record on 17 July 2015. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving a ROIC in the top decile of the oilfield service companies listed as Core's Comp Group by Bloomberg Financial. The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe that shareholders will benefit if Core consistently performs in the highest ROIC decile among its Comp Group. According to the latest financial information from Bloomberg, Core's ROIC is the highest of any of the oilfield service companies listed in its Comp Group. Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, CARBO Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, National Oilwell Varco, and Oil States International, among others.

Several of Core's peer companies failed to post ROIC that exceeded their WACC, thereby eroding capital and shareholder value. Core's ratio of ROIC to WACC is the highest of any company in the Comp Group. Core will update its ROIC compared with the oilfield services sector for the second quarter of 2015 in its third quarter 2015 earnings release.

Industry Outlook and Second Quarter 2015 Revenue and EPS Guidance

The balancing of worldwide crude-oil markets is well underway. U.S. production started to decline in the second quarter of 2015, and the most recent International Energy Agency estimates project worldwide demand to increase in 2015 by 1,400,000 barrels of oil per day (“BOPD”) in response to low commodity prices.

It appears that US crude oil production peaked in April 2015, and Core believes that production could fall over 500,000 BOPD from that peak by year-end 2015. Adding support to this view, Bakken production peaked in December 2014, while Eagle Ford production began to decline earlier in 2015.

Internationally, in addition to second half 2015 production declines in North America and additional declines in Mexico, production declines are likely in Europe, Russia, China, South America and Africa.

In 2016, at current activity levels in North America, year-over-year production declines are expected in Canada and the U.S. while international production levels stagnate. The Company believes that recent downward production revisions in Mexico and offshore eastern South America confirm these views, which may lead to a sharp recovery in crude oil prices and industry activity levels.

Core continues to anticipate North American and international activity levels to flatten in the second half of 2015. Therefore, the Company projects that third quarter revenue will range between $203,000,000 and $205,000,000, with EPS ranging between $0.82 and $0.84. FCF for the third quarter 2015 is expected to exceed $50,000,000, significantly greater than projected net income.

For the fourth quarter of 2015, Core projects revenue levels ranging from $205,000,000 to $210,000,000 with EPS ranging between $0.84 and $0.86. FCF for the fourth quarter 2015 is expected to exceed $60,000,000.

All operational guidance excludes any foreign currency translations and any shares that may be repurchased, other than those already disclosed, and assumes an effective tax rate of 22.5%.

The Company has scheduled a conference call to discuss Core's second quarter 2015 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CEST on Thursday, 23 July 2015.
To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2014 Form 10-K filed on 17 February 2015, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

For more information, contact:
Richard L. Bergmark, CFO: + 1 713 328 2101
investor.relations@corelab.com

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			% Variance
	30 Jun 2015	31 Mar 2015	30 Jun 2014	vs Q1-15	vs Q2-14
REVENUE	$203,889	$213,643	$267,562	(4.6)%	(23.8)%

OPERATING EXPENSES:
Costs of services and sales	134,619	144,274	168,158	(6.7)%	(19.9)%
General and administrative expenses	12,634	12,674	11,148	(0.3)%	13.3%
Depreciation and amortization	6,930	6,566	6,318	5.5%	9.7%
Other (income) expense, net	1,813	322	(2,196)	NM	NM
Severance and other charges	—	7,090	—	NM	NM
Total operating expenses	155,996	170,926	183,428	(8.7)%	(15.0)%

OPERATING INCOME	47,893	42,717	84,134	12.1%	(43.1)%
Interest expense	3,116	2,403	2,794	29.7%	11.5%
Income before income tax expense	44,777	40,314	81,340	11.1%	(45.0)%
Income tax expense	10,075	9,272	17,244	8.7%	(41.6)%
Net income	34,702	31,042	64,096	11.8%	(45.9)%
Net income attributable to non-controlling interest	76	(357)	362	NM	NM
Net income attributable to Core Laboratories N.V.	$34,626	$31,399	$63,734	10.3%	(45.7)%

Diluted Earnings Per Share:	$0.81	$0.72	$1.42	12.5%	(43.0)%

Weighted Avg Diluted Common Shares Outstanding	42,959	43,466	44,910	(1.2)%	(4.3)%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$118,911	$121,759	$130,589	(2.3)%	(8.9)%
Production Enhancement	70,589	75,145	110,993	(6.1)%	(36.4)%
Reservoir Management	14,389	16,739	25,980	(14.0)%	(44.6)%
Total	$203,889	$213,643	$267,562	(4.6)%	(23.8)%

Operating income:
Reservoir Description	$30,944	$28,529	$36,341	8.5%	(14.9)%
Production Enhancement	14,376	9,923	37,660	44.9%	(61.8)%
Reservoir Management	3,452	3,866	9,794	(10.7)%	(64.8)%
Corporate and other	(879)	399	339	NM	NM
Total	$47,893	$42,717	$84,134	12.1%	(43.1)%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Six Months Ended
	30 Jun 2015	30 Jun 2014	% Variance

REVENUE	$417,532	$530,465	(21.3)%

OPERATING EXPENSES:
Costs of services and sales	278,893	329,827	(15.4)%
General and administrative expenses	25,308	21,667	16.8%
Depreciation and amortization	13,496	12,951	4.2%
Other (income) expense, net	2,135	(941)	NM
Severance and other charges	7,090	—	NM

OPERATING INCOME	90,610	166,961	(45.7)%
Interest expense	5,519	5,157	7.0%

INCOME BEFORE INCOME TAX EXPENSE	85,091	161,804	(47.4)%
INCOME TAX EXPENSE	19,347	36,555	(47.1)%
NET INCOME	65,744	125,249	(47.5)%
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(281)	451	NM
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$66,025	$124,798	(47.1)%

Diluted Earnings Per Share:	$1.53	$2.77	(44.8)%

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	43,214	45,045	(4.1)%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$240,670	$255,845	(5.9)%
Production Enhancement	145,734	221,273	(34.1)%
Reservoir Management	31,128	53,347	(41.6)%
Total	$417,532	$530,465	(21.3)%

Operating income:
Reservoir Description	$59,474	$71,194	(16.5)%
Production Enhancement	24,299	74,862	(67.5)%
Reservoir Management	7,318	20,268	(63.9)%
Corporate and other	(481)	637	NM
Total	$90,610	$166,961	(45.7)%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

ASSETS:	30 Jun 2015	31 Dec 2014	% Variance
	(Unaudited)
Cash and Cash Equivalents	$22,580	$23,350	(3.3)%
Accounts Receivable, net	155,112	197,163	(21.3)%
Inventory	47,585	43,371	9.7%
Other Current Assets	41,371	37,936	9.1%
Total Current Assets	266,648	301,820	(11.7)%

Property, Plant and Equipment, net	148,452	149,014	(0.4)%
Intangibles, Goodwill and Other Long Term Assets, net	243,885	224,819	8.5%
Total Assets	$658,985	$675,653	(2.5)%

LIABILITIES AND EQUITY:

Accounts Payable	$42,323	$47,084	(10.1)%
Other Current Liabilities	94,557	84,782	11.5%
Total Current Liabilities	136,880	131,866	3.8%

Long-Term Debt & Lease Obligations	421,508	356,000	18.4%
Other Long-Term Liabilities	93,337	93,794	(0.5)%

Total Equity	7,260	93,993	(92.3)%
Total Liabilities and Equity	$658,985	$675,653	(2.5)%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Six Months Ended
30 Jun 2015
CASH FLOWS FROM OPERATING ACTIVITIES	$126,292

CASH FLOWS FROM INVESTING ACTIVITIES	(27,377)

CASH FLOWS FROM FINANCING ACTIVITIES	(99,685)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(770)
CASH AND CASH EQUIVALENTS, beginning of period	23,350
CASH AND CASH EQUIVALENTS, end of period	$22,580

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we used certain non-GAAP measures that exclude these Items; and we feel that this presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income
(amounts in thousands)
(Unaudited)

Three Months Ended
30 Jun 2015
Operating income	$47,893
Foreign exchange losses	1,002
Operating income excluding specific items	$48,895

	Three Months Ended 30 June 2015
	Reservoir Description	Production Enhancement	Reservoir Management
Operating income	$30,944	$14,376	$3,452
Foreign exchange losses	590	415	(56)
Operating income excluding specific items	$31,534	$14,791	$3,396

Reconciliation of Net Income
(amounts in thousands)
(Unaudited)

Three Months Ended
30 Jun 2015
Net income	$34,626
Foreign exchange losses (net of tax)	777
Net income excluding specific items	$35,403

Reconciliation of Earnings Per Diluted Share
(Unaudited)

Three Months Ended
30 Jun 2015
Earnings per diluted share	$0.81
Foreign exchange losses (net of tax)	0.01
Earnings per diluted share excluding specific items	$0.82

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months Ended	Six Months Ended
	30 Jun 2015	30 Jun 2015
Net cash provided by operating activities	$46,714	$126,292
Capital expenditures	(5,441)	(12,310)
Free cash flow	$41,273	$113,982

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